Morgan Stanley California Tax-Free Daily Income Trust
Item 77I - Terms of New or amended securities

Effective July 1, 2017, the Adviser to Morgan Stanley
California Tax-Free Daily Income Trust (the "Fund") made those changes to its advisory fee waiver arrangement as described in the supplement to the Fund's Prospectus filed via EDGAR with the Securities and Exchange Commission on June 30, 2017 (accession number 0001104659-17-042997) and incorporated by reference herein.